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Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

Monica Talan
Univision
212-455-5331
mtalan@univision.net

FOR IMMEDIATE RELEASE

Univision Radio Signs Agreement for Arbitron Portable People Meter

Radio Rating Services

COLUMBIA, MD, November 22, 2010 — Arbitron Inc. (NYSE: ARB) today announced that Univision Radio, the leading Spanish-language radio group in the United States, has signed multi-year contracts for Arbitron’s Portable People MeterTM (PPM™) radio ratings services in twelve markets: New York, Los Angeles, Chicago, San Francisco, San Jose, Dallas, Miami, San Diego, Phoenix, Las Vegas, San Antonio and Austin. These twelve markets are served by 44 Univision Radio stations. Financial details of the agreement were not disclosed.

“Reliable ratings data are vitally important for all stakeholders in the radio marketplace. Based on the steps taken by Arbitron to date to improve the PPM service, and on Arbitron’s commitment to continue its current efforts to improve the service, we concluded that we could begin subscribing to the PPM service again,” said Ceril Shagrin, executive vice president of Audience Measurement Innovation and Analytics, Univision Communications Inc. “We remain committed to ensuring that the industry has access to the most reliable ratings data by working closely in partnership with Arbitron.”

“Univision Radio’s commitment to the PPM radio ratings service is one more vote of confidence in the value and utility of Arbitron’s electronic ratings for radio,” said Carol Hanley, executive vice president, Chief Sales and Marketing Officer, Arbitron Inc. “We are grateful for the support and, as part of our renewed partnership with Univision Radio, we will work together to promote the value of radio to agencies, advertisers and the communities it serves.”

Univision Radio has been a subscriber to the Arbitron PPM ratings service in Houston and to the Arbitron diary service in Albuquerque, El Paso, Fresno, McAllen-Brownsville and Puerto Rico.

About Arbitron Portable People Meter Radio Ratings Services
The Arbitron Portable People Meter is a portable device that captures a consumer’s exposure to media and entertainment by passively capturing an inaudible code that can be embedded in the audio content of terrestrial, satellite and online radio broadcasts, in broadcast, cable and satellite television as well as cinema advertising and many types of place-based digital media. The PPM service is currently commercialized in 43 markets nationwide, and is scheduled to be commercialized in a total of 48 markets by December 31, 2010.

About Univision Communications
Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 95% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 85% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Studios, which produces and co-produces telenovelas, reality shows, dramatic series and other programming formats for all of the Company’s platforms; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 16 of the top 25 U.S. Hispanic markets and 5 stations in Puerto Rico; and Univision Interactive Media, which includes http://www.univision.com, the premier Spanish-language Internet destination in the U.S., and Univision Móvil, the industry’s most comprehensive Spanish-language suite of mobile offerings. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S. Univision Communications has television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media– radio, television, cable, online radio and out-of-home–as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter device and PPM 360™, new technologies for media and marketing research.

Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements

Statements in this release that are not strictly historical, including the statements regarding expectations for 2010 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People Meter™ service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.